Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. COMPLETES ACQUISITION
OF TIMCOR EXCHANGE CORPORATION

Irvine, CA — February 22, 2005 — Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that it completed the acquisition of TIMCOR Exchange Corporation (“TIMCOR”) on February 17, 2005 after the close of business.

Based on a fixed price of $29.0 million and the average closing price of the Company’s stock for the ten day period ended February 16, 2005, the Company issued 1,362,520 shares of its common stock . The Company delivered 681,260 shares of stock to the TIMCOR shareholders, and placed into escrow the same number of shares, which will not be distributed in full until one year after the close of the transaction.

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

TIMCOR is a leading “qualified intermediary”, which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. TIMCOR was founded in 1977 and has experienced 29% annual growth in transactions since 1995, with over 7,100 transactions completed in 2004, an increase of 21% from 2003. TIMCOR facilitates exchange transactions nationwide, through its headquarters in Los Angeles, California and offices located in Texas and Florida, with the majority of transactions involving California income property investors. TIMCOR, as a qualified intermediary, has the discretion to select the financial institution that will hold on deposit the transaction related exchange balances, which totaled approximately $400 million at January 31, 2005.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.